Exhibit 99.1

U.S. District Court Confirms Arbitration Award in favor of Vantage Drilling and Denies Petrobras’s motion to Vacate the Award

HOUSTON, May 20, 2019 (GLOBE NEWSWIRE) — Vantage Drilling International (“Vantage” or the “Company”) announced today that U.S. District Court Judge Alfred H. Bennett of the Southern District of Texas granted Vantage Deepwater Company’s and Vantage Deepwater Drilling, Inc.’s petition to confirm its international arbitration award against Petroleo Brasileiro S.A. (“Petrobras”) and its subsidiaries Petrobras America, Inc. (“PAI”) and Petrobras Venezuela Investments & Services, BV (“PVIS”) in connection with their breach of a drilling services contract with the Vantage entities in 2015. The Court also denied the Petrobras entities’ motion to vacate the arbitration award.

The dispute arose following PAI and PVIS, both wholly-owned subsidiaries of Petrobras, notifying Vantage on August 31, 2015 of the termination of the Agreement for the Provision of Drilling Services for the Titanium Explorer dated February 4, 2009 (the “Drilling Contract”) between PVIS and Vantage Deepwater Company and which had been novated to PAI and Vantage Deepwater Drilling, Inc., claiming Vantage had breached its obligations under the Drilling Contract. Vantage Deepwater Company and Vantage Deepwater Drilling, Inc. are both wholly-owned subsidiaries of Vantage. Vantage immediately filed the international arbitration claim against PAI, PVIS, and Petrobras, claiming wrongful termination of the Drilling Contract.

As previously announced, in July 2018, an international arbitration tribunal issued an award in favor of Vantage Deepwater Company and Vantage Deepwater Drilling, Inc. The Tribunal found that PAI and PVIS breached the Drilling Contract. The Tribunal awarded Vantage Deepwater Company and Vantage Deepwater Drilling, Inc. damages in the amount of $622.0 million plus interest against PAI, PVIS, and Petrobras and dismissed the Petrobras entities’ counterclaims against Vantage with prejudice. As of March 31, 2019, the arbitration award stood at $728.4 million, inclusive of interest.

Separately, the Vantage entities are seeking to enforce and recognize the arbitration award in the Netherlands. On May 14, 2019, the Court of the Appeals in The Hague heard our arguments relating to our petition to enforce and recognize the award and Petrobras’s arguments opposing our petition. The Dutch Court of Appeals is expected to render a decision later this year.

Mr. Ihab Toma, Vantage’s Chief Executive Officer, stated, “We are very pleased with the U.S. Court’s decision to confirm the arbitration award against Petrobras. Above all else, we continue to be focused on providing our clients with superior drilling services.”

The Company’s ability to fully recover the award against the Petrobras entities is subject to legal, procedural, solvency and other risks associated with enforcing arbitration awards in these circumstances. In addition, any award ultimately recovered will be subject to reductions due to legal fees owed (including, among others, fees contingent on the size of the award, less amounts previously paid) and any applicable taxes, as well as enforcement and collection costs. Accordingly, no assurances can be given as to whether or to what extent such award will ultimately be recovered, if at all.

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and five premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including the Company’s ability to fully recover the award against Petrobras due to legal, procedural, solvency and other risks associated with enforcing arbitration awards in these circumstances or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. Moreover, any final recovery may be taxable and will be subject to reduction for legal expenses. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700